Exhibit 99.1
Contact:
Allison Bober
Investor Relations
Lennar Corporation
(305) 485-2038
FOR IMMEDIATE RELEASE
Lennar Reports Fourth Quarter and Fiscal 2021 Results
2021 Fourth Quarter Highlights – comparisons to the prior year quarter
•Net earnings per diluted share increased 39% to $3.91 (increased 55% to $4.36, excluding mark to market losses on strategic technology investments)
•Net earnings increased 35% to $1.2 billion (increased 50% to $1.3 billion, excluding mark to market losses on strategic technology investments)
•Revenues increased 24% to $8.4 billion
•Deliveries increased 11% to 17,819 homes
•New orders increased 2% to 15,539 homes; new orders dollar value increased 16% to $7.3 billion
•Backlog increased 26% to 23,771 homes; backlog dollar value increased 45% to $11.4 billion
•Homebuilding operating earnings of $1.8 billion, compared to operating earnings of $1.1 billion
◦Gross margin on home sales improved 300 basis points ("bps") to 28.0%
◦S,G&A expenses as a % of revenues from home sales improved 150 bps to 6.0%
◦Net margin on home sales improved 460 bps to 22.0%
•Financial Services operating earnings of $111.4 million, compared to operating earnings of $151.2 million
•Multifamily operating earnings of $9.3 million, compared to operating earnings of $26.7 million
•Lennar Other operating loss of $176.2 million, compared to operating loss of $1.2 million
•Years of supply owned homesites decreased to 3.0 years
•Controlled homesites increased to 59%
•Homebuilding cash and cash equivalents of $2.7 billion
•Retired $850 million of homebuilding senior notes due in fiscal year 2022
•Repurchased 10 million shares of Lennar common stock for $977.4 million
•Homebuilding debt to total capital of 18.3%, the lowest in the Company's history
2021 Fiscal Year Highlights – comparisons to the prior year
•Net earnings, revenues, deliveries, new orders and net margin for 2021 were the highest in the Company's history
◦Net earnings per diluted share increased 82% to $14.27 (increased 66% to $13.00, excluding mark to market gains on strategic technology investments)
◦Net earnings increased 80% to $4.4 billion (increased 64% to $4.0 billion, excluding mark to market gains on strategic technology investments)
◦Revenues increased 21% to $27.1 billion
◦Deliveries increased 13% to 59,825 homes
◦New orders increased 15% to 64,543 homes
◦Net margin on home sales improved 510 bps to 19.7%
•Retired $1.15 billion of homebuilding senior notes due in fiscal year 2022
•Repurchased 14 million shares of Lennar common stock for $1.37 billion
•Return on equity improved 790 bps to 22.6%
(more)

2-2-2
Miami, December 15, 2021 -- Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, today reported results for its fourth quarter and fiscal year ended November 30, 2021. Fourth quarter net earnings attributable to Lennar in 2021 were $1.2 billion, or $3.91 per diluted share, compared to $882.8 million, or $2.82 per diluted share in the fourth quarter of 2020. Net earnings attributable to Lennar for the year ended November 30, 2021 were $4.4 billion, or $14.27 per diluted share, compared to $2.5 billion, or $7.85 per diluted share for the year ended November 30, 2020.
Stuart Miller, Executive Chairman of Lennar, said, “While supply chain challenges continued to dominate both the homebuilding and the broader economic narrative in the fourth quarter, we are pleased to report record fourth quarter earnings of $1.2 billion, or $3.91 per diluted share, compared to $882.8 million or $2.82 per diluted share for the quarter last year. Excluding mark to market losses on our public strategic technology investments, fourth quarter 2021 earnings were $1.3 billion, or $4.36 per diluted share. For the full year, we delivered just under 60,000 homes generating EPS of $14.27 per diluted share ($13.00 per diluted share before mark to market gains) for an 82% increase over the prior year (66% before mark to market gains).”
“Our record fourth quarter results reflect both continued strength in the housing market across the country, and continued housing supply shortage driven by limited entitled land, labor and supply chain constraints, and 10 years of production shortfall. While our new orders grew a controlled 2% compared to last year’s seasonally strong fourth quarter, we achieved a homebuilding gross margin of 28.0% and homebuilding SG&A of 6.0%, leading to a 22.0% net margin, all of which are all-time Company records.”
Rick Beckwitt, Co-Chief Executive Officer and Co-President of Lennar, said, “During the fourth quarter, our community count increased 7% year over year as we continued to make excellent progress on our land light strategy. This was evidenced by our years owned supply of homesites improving to our previously stated goal of 3.0 years at the end of the fourth quarter from 3.5 years last year, and our controlled homesite percentage increasing to 59% from 39% for those same periods.”
“We ended the quarter with $2.7 billion in cash, no borrowings on our $2.5 billion revolver and homebuilding debt to capital of 18.3%, an all-time Company low. Our land lighter model resulted in incremental cash flow generation during the fourth quarter which we used towards the repurchase of 10 million shares of our common stock for just under $1 billion, and debt reduction of $850 million. These transactions, combined with our significant earnings, contributed to a return on equity of over 22%.”
Jon Jaffe, Co-Chief Executive Officer and Co-President of Lennar, said, “During the quarter, our homebuilding machine continued to be laser focused on production, even while our cycle time expanded about two weeks from the third quarter driven by rapidly changing supply chain issues. The impact of supply chain issues and increased cycle times were partially offset by accelerated construction starts throughout the year.”
“In this turbulent environment, we are confident that we are implementing the right playbook with our Builder of Choice position and our simplified Everything’s Included® business model to successfully navigate current supply chain dynamics. Our strong and deep-rooted relationships with our trade partners have helped mitigate the

3-3-3
impact of labor and supply shortages. Our quarterly starts and sales pace remained strong and consistent at 4.5 homes and 4.3 homes per community, respectively, in the fourth quarter.”
Mr. Miller concluded, “The housing industry continues to exhibit strong demand, outweighing supply, and we are confident that we will continue to generate solid growth and enhance our current market position. Accordingly, as we look forward to 2022, we expect to deliver approximately 67,000 homes with a 27.0% - 27.5% gross margin for the year, with more or less 12,500 homes at a gross margin of approximately 26.75% in the first quarter. Overall, we are operating from a position of strength with an excellent balance sheet enabling us to continue to execute on our core strategies.”
RESULTS OF OPERATIONS
THREE MONTHS ENDED NOVEMBER 30, 2021 COMPARED TO
THREE MONTHS ENDED NOVEMBER 30, 2020
Homebuilding
Revenues from home sales increased 26% in the fourth quarter of 2021 to $8.0 billion from $6.3 billion in the fourth quarter of 2020. Revenues were higher primarily due to an 11% increase in the number of home deliveries and a 14% increase in the average sales price. New home deliveries increased to 17,819 homes in the fourth quarter of 2021 from 16,090 homes in the fourth quarter of 2020. The average sales price of homes delivered was $448,000 in the fourth quarter of 2021, compared to $393,000 in the fourth quarter of 2020.
Gross margins on home sales were $2.2 billion, or 28.0%, in the fourth quarter of 2021, compared to $1.6 billion, or 25.0%, in the fourth quarter of 2020. During the fourth quarter of 2021, an increase in revenues per square foot was offset by an increase in costs per square foot as the majority of homes delivered during the fourth quarter of 2021 had higher costs from lumber purchases made earlier in the year. Overall, gross margins improved year over year as land costs on homes closed remained relatively flat while interest expense decreased as a result of our focus on reducing debt.
Selling, general and administrative expenses were $477.6 million in the fourth quarter of 2021, compared to $475.1 million in the fourth quarter of 2020. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 6.0% in the fourth quarter of 2021, from 7.5% in the fourth quarter of 2020. This was the lowest percentage for a quarter in the Company's history primarily due to a decrease in broker commissions and benefits of the Company's technology efforts.
Financial Services
Operating earnings for the Financial Services segment were $111.4 million in the fourth quarter of 2021, compared to $151.2 million in the fourth quarter of 2020. The decrease in operating earnings was primarily due to lower mortgage net margins driven by a more competitive mortgage market.

4-4-4
Other Ancillary Businesses
Operating earnings for the Multifamily segment were $9.3 million in the fourth quarter of 2021, compared to $26.7 million in the fourth quarter of 2020. Operating loss for the Lennar Other segment was $176.2 million in the fourth quarter of 2021, compared to an operating loss of $1.2 million in the fourth quarter of 2020. The Lennar Other operating loss for the fourth quarter of 2021 was primarily due to mark to market losses on the Company's strategic technology investments that went public during the year ended November 30, 2021.
RESULTS OF OPERATIONS
YEAR ENDED NOVEMBER 30, 2021 COMPARED TO
YEAR ENDED NOVEMBER 30, 2020
Homebuilding
Revenues from home sales increased 22% in the year ended November 30, 2021 to $25.3 billion from $20.8 billion in the year ended November 30, 2020. Revenues were higher primarily due to a 13% increase in the number of home deliveries and an 8% increase in the average sales price. New home deliveries increased to 59,825 homes in the year ended November 30, 2021 from 52,925 homes in the year ended November 30, 2020. The average sales price of homes delivered was $424,000 in the year ended November 30, 2021, compared to $395,000 in the year ended November 30, 2020.
Gross margins on home sales were $6.8 billion, or 26.8%, in the year ended November 30, 2021, compared to $4.7 billion, or 22.8%, in the year ended November 30, 2020. The gross margin percentage on home sales increased primarily as a result of price appreciation as the increase in revenues per square foot outpaced the increase in costs per square foot.
Selling, general and administrative expenses were $1.8 billion in the year ended November 30, 2021, compared to $1.7 billion in the year ended November 30, 2020. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 7.1% in the year ended November 30, 2021, from 8.1% in the year ended November 30, 2020, due to a decrease in broker commissions and benefits of the Company's technology efforts.
Financial Services
Operating earnings for the Financial Services segment were $491.0 million ($490.4 million net of noncontrolling interests) in the year ended November 30, 2021, compared to $481.0 million ($495.0 million net of noncontrolling interests) in the year ended November 30, 2020. The year ended November 30, 2020 included a $61.4 million gain on the deconsolidation of a previously consolidated entity. Excluding this gain, the improvement in operating earnings during the year ended November 30, 2021 was primarily due to an increase in volume and margin in the title businesses, partially offset by lower mortgage net margins driven by a more competitive mortgage market.

5-5-5
Other Ancillary Businesses
Operating earnings for the Multifamily segment were $21.5 million in the year ended November 30, 2021, compared to $22.7 million in the year ended November 30, 2020. Operating earnings for the Lennar Other segment were $733.0 million in the year ended November 30, 2021, compared to an operating loss of $10.3 million in the year ended November 30, 2020. The operating earnings for the year ended November 30, 2021 were primarily due to mark to market gains on the Company's strategic technology investments that went public during the year and the sale of our solar business.
Debt Transactions
In the fourth quarter of 2021, the Company retired $600 million aggregate principal amount of its 4.125% senior notes due January 2022 at par and retired early, at a premium, $250 million aggregate principal amount of its 5.375% senior notes due October 2022. The loss on early retirement of the $250 million senior notes was $7.4 million.
During the year ended November 30, 2021, the Company retired $1.15 billion aggregate principal amount of senior notes which included those senior notes described above and $300 million aggregate principal amount of its 6.25% senior notes due December 2021.
Tax Rate
For the years ended November 30, 2021 and 2020, the Company had a tax provision of $1.4 billion and $656.2 million, respectively, which resulted in an overall effective income tax rate of 23.5% and 21.0%, respectively. The overall effective income tax rate was lower in 2020 primarily due to the retroactive extension of the new energy efficient home tax credit during the first quarter of 2020.
Shares Repurchases
During the fourth quarter of 2021, the Company repurchased 10 million shares of its common stock for $977.4 million at an average per share price of $97.74. For the year ended November 30, 2021, the Company repurchased 14.0 million shares of its common stock for $1.37 billion at an average per share price of $97.45.
Liquidity
At November 30, 2021, the Company had $2.7 billion of Homebuilding cash and cash equivalents and no outstanding borrowings under its $2.5 billion revolving credit facility, thereby providing $5.2 billion of available capacity.

6-6-6
2022 Guidance
The following are the Company's expected results of its homebuilding and financial services activities for the first quarter and fiscal year 2022:

	First Quarter 2022	Fiscal Year 2022
New Orders	14,800 - 15,100
Deliveries	About 12,500	About 67,000
Average Sales Price	About $460,000	About $460,000
Gross Margin % on Home Sales	About 26.75%	27.0% - 27.5%
S,G&A as a % of Home Sales	7.8% - 7.9%	6.8% - 6.9%
Financial Services Operating Earnings	$85 million - $90 million	$440 million - $450 million

About Lennar
Lennar Corporation, founded in 1954, is one of the nation's leading builders of quality homes for all generations. Lennar builds affordable, move-up and active adult homes primarily under the Lennar brand name. Lennar's Financial Services segment provides mortgage financing, title and closing services primarily for buyers of Lennar's homes and, through LMF Commercial, originates mortgage loans secured primarily by commercial real estate properties throughout the United States. Lennar's Multifamily segment is a nationwide developer of high-quality multifamily rental properties. LENX drives Lennar's technology, innovation and strategic investments. For more information about Lennar, please visit www.lennar.com.

Note Regarding Forward-Looking Statements: Some of the statements in this press release are "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements relating to the homebuilding market and other markets in which we participate. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those anticipated by the forward-looking statements. Important factors that could cause such differences include the potential negative impact to our business of the ongoing coronavirus (COVID-19) pandemic; slowdowns in real estate markets in regions where we have significant Homebuilding or Multifamily development activities; supply shortages and increased costs related to construction materials and labor; cost increases related to real estate taxes and insurance; reduced availability of mortgage financing, increased interest rates or increased competition in the mortgage industry; reductions in the market value of the Company's investments in public companies; decreased demand for our homes or Multifamily rental apartments; natural disasters or catastrophic events for which our insurance may not provide adequate coverage; our inability to successfully execute our strategies, including our land lighter strategy and our planned spin-off of certain businesses; a decline in the value of the land and home inventories we maintain and resulting possible future writedowns of the carrying value of our real estate assets; unfavorable losses in legal proceedings; conditions in the capital, credit and financial markets; changes in laws, regulations or the regulatory environment affecting our business, and the risks described in our filings with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended November 30, 2020. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

A conference call to discuss the Company’s fourth quarter earnings will be held at 11:00 a.m. Eastern Time on Thursday, December 16, 2021. The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.lennar.com. If you are unable to participate in the conference call, the call will be archived at www.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 203-369-3605 and entering 5723593 as the confirmation number.
###

7-7-7
LENNAR CORPORATION AND SUBSIDIARIES
Selected Revenues and Operating Information
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Years Ended
	November 30,		November 30,
	2021	2020	2021	2020
Revenues:
Homebuilding	$8,015,636	6,354,416	25,545,242	20,981,136
Financial Services	228,956	258,319	898,745	890,311
Multifamily	188,395	205,424	665,232	576,328
Lennar Other	573	7,731	21,457	41,079
Total revenues	$8,433,560	6,825,890	27,130,676	22,488,854

Homebuilding operating earnings	$1,756,274	1,083,404	5,031,762	2,988,907
Financial Services operating earnings	111,404	151,230	491,014	480,952
Multifamily operating earnings	9,323	26,682	21,453	22,681
Lennar Other operating earnings (loss)	(176,186)	(1,211)	733,035	(10,334)
Corporate general and administrative expenses	(102,191)	(86,631)	(398,381)	(333,446)
Charitable foundation contribution	(17,819)	(8,828)	(59,825)	(24,972)
Earnings before income taxes	1,580,805	1,164,646	5,819,058	3,123,788
Provision for income taxes	(387,155)	(273,737)	(1,362,509)	(656,235)
Net earnings (including net earnings attributable to noncontrolling interests)	1,193,650	890,909	4,456,549	2,467,553
Less: Net earnings attributable to noncontrolling interests	3,159	8,149	26,438	2,517
Net earnings attributable to Lennar	$1,190,491	882,760	4,430,111	2,465,036

Average shares outstanding:
Basic	301,238	309,151	306,612	309,406
Diluted	301,238	309,151	306,612	309,407

Earnings per share:
Basic	$3.91	2.82	14.28	7.88
Diluted	$3.91	2.82	14.27	7.85

Supplemental information:
Interest incurred (1)	$64,516	81,056	275,091	353,403

EBIT (2):
Net earnings attributable to Lennar	$1,190,491	882,760	4,430,111	2,465,036
Provision for income taxes	387,155	273,737	1,362,509	656,235
Interest expense included in:
Costs of homes sold	93,868	101,465	342,756	349,109
Costs of land sold	190	1,026	2,475	2,594
Homebuilding other income (expense), net	5,014	5,246	20,142	22,401
Total interest expense	99,072	107,737	365,373	374,104
EBIT	$1,676,718	1,264,234	6,157,993	3,495,375
(1)Amount represents interest incurred related to Homebuilding debt.
(2)EBIT is a non-GAAP financial measure defined as earnings before interest and taxes. This financial measure has been presented because the Company finds it important and useful in evaluating its performance and believes that it helps readers of the Company's financial statements compare its operations with those of its competitors. Although management finds EBIT to be an important measure in conducting and evaluating the Company's operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. Management compensates for the limitations of using EBIT by using this non-GAAP measure only to supplement the Company's GAAP results. Due to the limitations discussed, EBIT should not be viewed in isolation, as it is not a substitute for GAAP measures.

8-8-8
LENNAR CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(unaudited)

	Three Months Ended		Years Ended
	November 30,		November 30,
	2021	2020	2021	2020
Homebuilding revenues:
Sales of homes	$7,970,752	6,306,947	25,348,105	20,840,159
Sales of land	36,430	42,342	167,913	123,365
Other homebuilding	8,454	5,127	29,224	17,612
Total revenues	8,015,636	6,354,416	25,545,242	20,981,136

Homebuilding costs and expenses:
Costs of homes sold	5,741,575	4,732,705	18,562,213	16,092,069
Costs of land sold	30,086	69,581	143,631	172,480
Selling, general and administrative	477,581	475,063	1,796,697	1,697,095
Total costs and expenses	6,249,242	5,277,349	20,502,541	17,961,644
Homebuilding net margins	1,766,394	1,077,067	5,042,701	3,019,492
Homebuilding equity in earnings (loss) from unconsolidated entities	(10,343)	19,241	(14,205)	(836)
Homebuilding other income (expense), net	223	(12,904)	3,266	(29,749)
Homebuilding operating earnings	$1,756,274	1,083,404	5,031,762	2,988,907

Financial Services revenues	$228,956	258,319	898,745	890,311
Financial Services costs and expenses	117,552	107,089	407,731	470,777
Financial Services gain on deconsolidation	—	—	—	61,418
Financial Services operating earnings	$111,404	151,230	491,014	480,952

Multifamily revenues	$188,395	205,424	665,232	576,328
Multifamily costs and expenses	178,421	195,974	652,810	575,581
Multifamily equity in earnings (loss) from unconsolidated entities and other gain	(651)	17,232	9,031	21,934
Multifamily operating earnings	$9,323	26,682	21,453	22,681

Lennar Other revenues	$573	7,731	21,457	41,079
Lennar Other costs and expenses	11,961	3,180	30,955	6,744
Lennar Other equity in earnings (loss) from unconsolidated entities and other income (expense), net	2,003	(5,762)	61,957	(44,669)
Lennar Other realized and unrealized gain (loss) (1)	(166,801)	—	680,576	—
Lennar Other operating earnings (loss)	$(176,186)	(1,211)	733,035	(10,334)
(1)The following is a detail of Lennar Other realized and unrealized gain (loss):

	Three Months Ended		Years Ended
	November 30,		November 30,
	2021	2020	2021	2020
Opendoor (OPEN) mark to market	$(33,444)	—	239,312	—
Hippo (HIPO) mark to market	(117,221)	—	207,634	—
SmartRent (SMRT) mark to market	(21,310)	—	79,483	—
Sunnova (NOVA) mark to market	5,582	—	(8,883)	—
Blend Labs (BLND) mark to market	(13,596)	—	(6,744)	—
Gain on sale of solar business	5,063	—	158,069	—
Other realized gains	8,125	—	11,705	—
	$(166,801)	—	680,576	—

9-9-9
LENNAR CORPORATION AND SUBSIDIARIES
Summary of Deliveries, New Orders and Backlog
(Dollars in thousands, except average sales price)
(unaudited)
Lennar's reportable homebuilding segments and all other homebuilding operations not required to be reported separately have divisions located in:
East: Florida, New Jersey, Pennsylvania and South Carolina
Central: Georgia, Illinois, Indiana, Maryland, Minnesota, North Carolina, Tennessee and Virginia
Texas: Texas
West: Arizona, California, Colorado, Idaho, Nevada, Oregon, Utah and Washington
Other: Urban divisions

	For the Three Months Ended November 30,
	2021	2020	2021	2020	2021	2020
Deliveries:	Homes		Dollar Value		Average Sales Price
East	5,911	5,465	$2,273,561	1,801,192	$385,000	330,000
Central	3,747	3,295	1,525,027	1,250,769	407,000	380,000
Texas	3,096	2,788	958,938	763,388	310,000	274,000
West	5,057	4,541	3,218,377	2,506,760	636,000	552,000
Other	8	1	7,774	880	972,000	880,000
Total	17,819	16,090	$7,983,677	6,322,989	$448,000	393,000
Of the total homes delivered listed above, 37 homes with a dollar value of $12.9 million and an average sales price of $349,000 represent home deliveries from unconsolidated entities for the three months ended November 30, 2021, compared to 52 home deliveries with a dollar value of $16.0 million and an average sales price of $308,000 for the three months ended November 30, 2020.

	At November 30,		For the Three Months Ended November 30,
	2021	2020	2021	2020	2021	2020	2021	2020
New Orders:	Active Communities		Homes		Dollar Value		Average Sales Price
East	345	323	5,093	4,787	$2,119,658	1,743,826	$416,000	364,000
Central	302	285	2,940	3,164	1,280,027	1,260,761	435,000	398,000
Texas	241	213	3,154	2,751	1,032,468	765,238	327,000	278,000
West	372	353	4,345	4,509	2,853,569	2,497,449	657,000	554,000
Other	3	3	7	3	6,418	2,728	917,000	909,000
Total	1,263	1,177	15,539	15,214	$7,292,140	6,270,002	$469,000	412,000

Of the total new orders listed above, 34 homes with a dollar value of $12.1 million and an average sales price of $356,000 represent new orders in four active communities from unconsolidated entities for the three months ended November 30, 2021, compared to 34 new orders with a dollar value of $10.5 million and an average sales price of $309,000 in four active communities for the three months ended November 30, 2020.

10-10-10

	For the Years Ended November 30,
	2021	2020	2021	2020	2021	2020
Deliveries:	Homes		Dollar Value		Average Sales Price
East	18,879	16,976	$6,846,153	5,725,481	$363,000	337,000
Central	12,138	10,684	4,807,195	4,084,514	396,000	382,000
Texas	10,939	9,425	3,204,609	2,640,762	293,000	280,000
West	17,850	15,814	10,503,304	8,400,943	588,000	531,000
Other	19	26	18,419	24,522	969,000	943,000
Total	59,825	52,925	$25,379,680	20,876,222	$424,000	394,000
Of the total homes delivered listed above, 95 homes with a dollar value of $31.6 million and an average sales price of $332,000 represent home deliveries from unconsolidated entities for the year ended November 30, 2021, compared to 112 home deliveries with a dollar value of $36.1 million and an average sales price of $322,000 for the year ended November 30, 2020.

New Orders:	Homes		Dollar Value		Average Sales Price
East	20,566	17,299	$7,908,164	6,010,047	$385,000	347,000
Central	12,871	11,905	5,366,197	4,602,720	417,000	387,000
Texas	12,382	10,078	3,833,294	2,752,008	310,000	273,000
West	18,703	16,868	11,725,035	9,005,958	627,000	534,000
Other	21	19	20,513	17,917	977,000	943,000
Total	64,543	56,169	$28,853,203	22,388,650	$447,000	399,000
Of the total new orders listed above, 136 homes with a dollar value of $48.8 million and an average sales price of $359,000 represent new orders from unconsolidated entities for the year ended November 30, 2021, compared to 119 new orders with a dollar value of $37.3 million and an average sales price of $314,000 for the year ended November 30, 2020.

	At November 30,
	2021	2020	2021	2020	2021	2020
Backlog:	Homes		Dollar Value		Average Sales Price
East (1)	7,932	6,013	$3,448,719	2,310,935	$435,000	384,000
Central	5,104	4,371	2,321,174	1,762,172	455,000	403,000
Texas	4,266	2,823	1,453,270	824,584	341,000	292,000
West	6,465	5,612	4,135,161	2,913,432	640,000	519,000
Other	4	2	3,942	1,848	986,000	924,000
Total	23,771	18,821	$11,362,266	7,812,971	$478,000	415,000
Of the total homes in backlog listed above, 79 homes with a backlog dollar value of $28.6 million and an average sales price of $363,000 represent the backlog from unconsolidated entities at November 30, 2021, compared to 38 homes with a backlog dollar value of $11.5 million and an average sales price of $302,000 at November 30, 2020.
(1)During both the three months and year ended November 30, 2021, the Company acquired 232 homes in backlog.

11-11-11
LENNAR CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except per share amounts)
(unaudited)

	November 30,
	2021	2020
ASSETS
Homebuilding:
Cash and cash equivalents	$2,735,213	2,703,986
Restricted cash	21,927	15,211
Receivables, net	490,278	298,671
Inventories:
Finished homes and construction in progress	10,446,139	8,593,399
Land and land under development	7,108,142	7,495,262
Consolidated inventory not owned	1,161,023	836,567
Total inventories	18,715,304	16,925,228
Investments in unconsolidated entities	972,084	953,177
Goodwill	3,442,359	3,442,359
Other assets	1,090,654	1,190,793
	27,467,819	25,529,425
Financial Services	2,964,367	2,708,118
Multifamily	1,311,747	1,175,908
Lennar Other	1,463,845	521,726
Total assets	$33,207,778	29,935,177

LIABILITIES AND EQUITY
Homebuilding:
Accounts payable	$1,321,247	1,037,338
Liabilities related to consolidated inventory not owned	976,602	706,691
Senior notes and other debts payable, net	4,652,338	5,955,758
Other liabilities	2,920,055	2,225,864
	9,870,242	9,925,651
Financial Services	1,906,343	1,644,248
Multifamily	288,930	252,911
Lennar Other	145,981	12,966
Total liabilities	12,211,496	11,835,776
Stockholders’ equity:
Preferred stock	—	—
Class A common stock of $0.10 par value	30,050	29,894
Class B common stock of $0.10 par value	3,944	3,944
Additional paid-in capital	8,807,891	8,676,056
Retained earnings	14,685,329	10,564,994
Treasury stock	(2,709,448)	(1,279,227)
Accumulated other comprehensive loss	(1,341)	(805)
Total stockholders’ equity	20,816,425	17,994,856
Noncontrolling interests	179,857	104,545
Total equity	20,996,282	18,099,401
Total liabilities and equity	$33,207,778	29,935,177

12-12-12
LENNAR CORPORATION AND SUBSIDIARIES
Supplemental Data
(Dollars in thousands)
(unaudited)

	November 30,
	2021	2020
Homebuilding debt	$4,652,338	5,955,758
Stockholders' equity	20,816,425	17,994,856
Total capital	$25,468,763	23,950,614
Homebuilding debt to total capital	18.3%	24.9%

Homebuilding debt	$4,652,338	5,955,758
Less: Homebuilding cash and cash equivalents	2,735,213	2,703,986
Net homebuilding debt	$1,917,125	3,251,772
Net homebuilding debt to total capital (1)	8.4%	15.3%
(1)Net homebuilding debt to total capital is a non-GAAP financial measure defined as net homebuilding debt (homebuilding debt less homebuilding cash and cash equivalents) divided by total capital (net homebuilding debt plus stockholders' equity). The Company believes the ratio of net homebuilding debt to total capital is a relevant and a useful financial measure to investors in understanding the leverage employed in homebuilding operations. However, because net homebuilding debt to total capital is not calculated in accordance with GAAP, this financial measure should not be considered in isolation or as an alternative to financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the Company's GAAP results.